EXHIBIT 99.1

GelTech’s  Access to Growth Capital Solidified with $10 Million Deal with Lincoln Park Capital Fund, LLC

JUPITER, Fla., August 12, 2015 (NEWSWIRE) -- GelTech Solutions Inc. (OTCBB:GLTC), a leading provider of innovative, environmentally friendly and cost-effective products that help government agencies, industry, agriculture and the public achieve goals such as water conservation and protecting lives, homes and property from fire, announced today that it has signed a stock purchase agreement for up to $10 million of common stock with Lincoln Park Capital Fund, LLC ("Lincoln Park"), a Chicago-based institutional investor.

"With our recent sales increases with several state agencies in the Wildland Division and our continued penetration in the Utilities Division, this is a great time to enter into this funding arrangement with Lincoln Park, an institutional investor that has partnered with GelTech in the past to supplement the Company’s capital needs," said Michael Reger, GelTech’s president. "The funds will provide the Company with capital, if needed, to fund operations, including supporting working capital needs, increasing inventory and investing in the infrastructure necessary to sustain the growth of the Company.  Similar to our prior agreements with Lincoln Park, we are under no obligation to utilize the facility.”

Under the terms of the purchase agreement and related registration rights agreement, GelTech has agreed to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) covering the sale of the shares that may be issued to Lincoln Park.

There are no upper limits to the price Lincoln Park may pay to purchase common stock from GelTech and the purchase price of the shares related to any future investments will be based on the prevailing market prices of the Company’s shares immediately preceding the notice of sale to Lincoln Park.  Lincoln Park has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock.  In consideration for entering into the agreement, GelTech has issued shares of common stock to Lincoln Park as a commitment fee.  The agreement may be terminated by GelTech at any time, at its sole discretion, without any cost or penalty.

A more detailed description of the purchase agreement is set forth in the Company's Current Report on Form 8-K filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Lincoln Park Capital

Lincoln Park is an institutional investor headquartered in Chicago, Illinois. Lincoln Park's experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, energy and technology. Lincoln Park's investments range from multi-year financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.LincolnParkCapital.com.

About GelTech Solutions, Inc.

Founded by inventor and chief technology officer Peter Cordani, GelTech Solutions is a leading provider of innovative, environmentally friendly and cost-effective products that help government agencies, industry, agriculture, and the public achieve goals such as water conservation and protecting lives, homes and property from fires.

GelTech’s products include FireIce, an extremely effective and versatile product used both as a suppressant to extinguish fires and a fire retardant to protect assets and property; Soil2O Dust Control and Soil Cap, products that reduce airborne particulate matter with minimal environmental impact; and GT-W14, an advanced absorbency technology to control fluid spills of all sizes, turning liquids into solid waste for easier and safer disposal.

For more information on GelTech, please visit: http://www.geltechsolutions.com/.

Investors:

For Investor Relations Questions, please call:

844-FOR-GLTC

Media Contact:

Paul Christle

844-GEL-TECH